EXHIBIT 99.1

Press Release                                                                                                Source: Emergent Group Inc.

Emergent Group Inc. Reports 21% Increase in First Quarter Net Income and 17% Rise in EBITDA

SUN VALLEY, Calif., May 5, 2010 (GLOBE NEWSWIRE) -- Emergent Group Inc. (NYSE AMEX:LZR), a leading provider of mobile medical lasers and surgical equipment, today announced the following higher financial results for the first quarter ended March 31, 2010 versus the prior year period:

•	Revenue increased 0.5% to $7,373,170 versus $7,335,043 for the prior year's first quarter ended March 31, 2009.

•	EBITDA (earnings before interest, taxes, depreciation and amortization) rose 17% to $2,092,730 versus $1,784,377 in the prior year period.

•	Income before provision for income taxes and non-controlling interest was up 14% to $1,574,594 versus $1,385,454 reported in the prior year period.

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Net income increased 21% to $846,690 or $0.12 per diluted share for the first quarter of 2010, versus $699,200, or $0.10 per diluted share, in the prior year period.  Diluted weighted-average shares outstanding were also higher in the current quarter at 7,052,893 versus 7,036,959 for the prior year period.

•	At the end of the quarter, the company had a cash balance of $5,347,736, amounting to $0.76 per diluted share.

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Early in the first quarter -- on January 13, 2010 -- Emergent Group paid an annual dividend of $0.40 per share to shareholders of record as of December 23, 2009. Since 2005, the Board has declared cumulative cash dividends of $1.30 per share.

"Our growth strategies and financial foundation remain sound and we are pleased that all key financial measures increased during the first quarter versus the prior year period," said Emergent Group Chairman and CEO Bruce J. Haber. "We continue to see opportunities to bring new mobile medical laser and surgical products to the marketplace and believe that we can capitalize on favorable long-term trends, which make our rental of equipment and the sale of accompanying consumable items attractive and cost-effective for customers.

"At the same time", Haber added, "we need to closely monitor forces that may have contributed to our relatively modest revenue growth for the quarter, including the significant number of Americans who have lost their health insurance or are postponing medical procedures due to the recession. These trends could be having an effect on the short-term volume growth of medical procedures requiring our equipment and services. However, most of our procedures deal with solutions to medical problems that may be postponed but cannot be delayed indefinitely. Looking ahead, we are optimistic that, as in the past, new product and other opportunities can help to offset adverse market forces as they may affect our future revenues."

About Emergent Group Inc.

Emergent Group Inc., through its wholly owned subsidiary, PRI Medical Technologies, Inc. ("PRI Medical"), provides mobile medical laser and surgical equipment in 16 states on a per-procedure basis to hospitals, outpatient surgery centers and physicians' offices. Surgical equipment is provided to customers along with technical support personnel to ensure that such equipment is operating correctly. PRI Medical currently offers its services in five states in the western United States and 11 states along the eastern seaboard. Emergent Group, Inc. is a member of the Russell Microcap® Index. For investor and product information, visit Emergent Group's website, www.emergentgroupinc.com.

Forward-Looking Statements

Statements in this news release may contain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1993 and Section 21E of the Securities Exchange Act of 1934. Such statements may involve various risks and uncertainties, some of which may be discussed in the Company's most recent report on Form 10-K and subsequently filed SEC reports. There is no assurance any forward-looking statements will prove accurate, as actual results and future events could differ materially from those presently anticipated.

Emergent Group Inc. and Subsidiaries
Consolidated Balance Sheets
	March 31,	December 31,
	2010	2009
ASSETS	(Unaudited)

Current assets
Cash	$5,347,736	$7,427,165
Accounts receivable, net of allowance for doubtful accounts of $91,929 and $83,704	3,843,886	4,006,123
Inventory, net	1,016,819	889,526
Prepaid expenses	346,941	380,825
Deferred income taxes	457,630	557,630
Total current assets	11,013,012	13,261,269

Property and equipment, net of accumulated depreciation and amortization of $9,591,436 and $9,031,136	5,471,329	5,545,492
Goodwill	1,120,058	1,120,058
Deferred income taxes	21,126	21,126
Other intangible assets, net of accumulated amortization of $324,434 and $300,672	431,503	455,265
Deposits and other assets	80,888	80,992
Total assets	$18,137,916	$20,484,202

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Current portion of capital lease obligations	$1,939,058	$1,901,272
Dividends payable	--	2,710,817
Accounts payable	1,709,240	1,440,122
Accrued expenses and other liabilities	1,943,167	2,456,315
Total current liabilities	5,591,465	8,508,526

Capital lease obligations, net of current portion	2,495,170	2,670,942

Total liabilities	8,086,635	11,179,468

Shareholders' equity
Preferred stock, $0.001 par value, non-voting 10,000,000 shares authorized, no shares issued and outstanding	--	--
Common stock, $0.04 par value, 100,000,000 shares authorized 6,823,028 and 6,776,118 shares issued and outstanding	272,918	271,042
Additional paid-in capital	16,571,051	16,507,958
Accumulated deficit	(7,215,634)	(8,062,324)

Total Emergent Group equity	9,628,335	8,716,676
Non-Controlling Interest	422,946	588,058
Total shareholders' equity	10,051,281	9,304,734

Total liabilities and shareholders' equity	$18,137,916	$20,484,202

Emergent Group Inc. and Subsidiaries
Consolidated Statements of Income

	Three Months Ended March 31,
	2010	2009

Revenue	$7,373,170	$7,335,043

Cost of goods sold	4,466,163	4,411,458

Gross profit	2,907,007	2,923,585

Selling, general, and administrative expenses	1,460,006	1,455,422

Income from operations	1,447,001	1,468,163

Other income (expense)
Interest expense, net	(70,800)	(88,486)
Gain on disposal of property and equipment	7,847	600
Other income from affiliated entities, net	190,222	--
Other income, net	324	5,177

Total other income (expense)	127,593	(82,709)

Income before provision for income taxes and non-controlling interest	1,574,594	1,385,454

Provision for income taxes	(590,000)	(478,134)

Income before non-controlling interest	984,594	907,320

Non-controlling interests in income of consolidated limited liability companies	(137,904)	(208,120)

Net income	$846,690	$699,200

Basic earnings per share	$0.12	$0.11

Diluted earnings per share	$0.12	$0.10

Basic weighted average shares outstanding	6,791,342	6,657,849

Diluted weighted-average shares outstanding	7,052,893	7,036,959

CONTACT: Emergent Group Inc.
              Bruce J. Haber
              (914) 235-5550, x. 12
              bhaber@primedical.net

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